UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2009
DUSA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-19777	22-3103129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
25 Upton Drive
Wilmington, Massachusetts 01887
(Address of principal executive offices, including ZIP code)
(978) 657-7500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
River’s Edge Amendment to License Agreement
As previously reported, on August 12, 2008, DUSA Pharmaceuticals, Inc. (“DUSA”) entered into a non-exclusive patent license agreement (the “License Agreement”) to its U.S. Patent, No. 6,979,468, covering Nicomide® (the “Licensed Products”) with River’s Edge Pharmaceuticals, LLC. Under the License Agreement, River’s Edge agreed to pay DUSA a share of the net revenues as defined in the License Agreement. The Licensed Products were acquired by DUSA in connection with its merger with Sirius Laboratories, Inc. in March, 2006.
As of April 21, 2009, DUSA and River’s Edge entered into an Amendment to the License Agreement (the “License Amendment”) granting River’s Edge an exclusive license to U.S. Patent, No. 6,979,468, and a license to use the trademark associated with the products. Under the License Amendment, DUSA is required to transfer all of its rights, title and interest in and to DUSA's patent, know-how and trademark relating to the Licensed Products (but not the copyright registration on the product labeling) to River’s Edge upon DUSA’s receipt of $5,000,000. Of the $5,000,000, River’s Edge is required to make a minimum guaranteed payment to DUSA of $2,600,000, in thirteen monthly installments of $200,000, subject to reduction under certain conditions, and pay additional consideration of $2,400,000 payable over time based on a share of River’s Edge’s net revenues as defined in the License Amendment. The License Amendment has a term of 30 months, subject to a further extension under certain circumstances to 48 months, and may be terminated early by River’s Edge on 30 days’ prior written notice to DUSA. Under the terms of the License Agreement, River’s Edge has assumed all responsibility for the regulatory compliance of the Licensed Products. If River’s Edge terminates the License Amendment prior to the payment of the $5,000,000, all of the rights and licenses granted by DUSA to River’s Edge under the License Amendment will revert to DUSA.
Third Amendment to Merger Agreement
Also, on April 21, 2009, DUSA Pharmaceuticals, Inc. and the former shareholders of Sirius Laboratories, Inc., some of whom were acting through their shareholder representatives, entered into a letter agreement providing for the consent of the former Sirius shareholders to the Amendment to the License Agreement with River’s Edge mentioned above, a release, and the Third Amendment to the Merger Agreement, dated as of December 30, 2005, by and among DUSA Pharmaceuticals, Inc., Sirius Laboratories, Inc. and the shareholders of Sirius. Pursuant to the Merger Agreement prior to this amendment, DUSA agreed to pay additional consideration after the closing of the merger to the former shareholders of Sirius based upon the attainment of pre-determined total cumulative sales milestones for the products acquired from Sirius over the period ending 50 months from the date of the March 2006 closing of the original Merger Agreement. Pursuant to the documents entered into on April 21, 2009, DUSA has agreed to extend the Milestone Termination Date from 50 months from the date of the closing of the original Merger Agreement until December 31, 2011 and to include in the definition of Net Sales, in the Merger Agreement, payments which DUSA may receive from the divestiture of Sirius products. The Third Amendment to the Merger Agreement also deletes DUSA’s obligation to market the Sirius products according to certain previously required standards and allows DUSA to manage all business activities relating to the products acquired from Sirius without further approval from the former Sirius shareholders.

DUSA has agreed to pay to the former Sirius shareholders, on a pro rata basis, $100,000 within 10 business days. In addition, in the event that the $1,000,000 milestone payment that would become due to the former Sirius shareholders under the Merger Agreement if cumulative Net Sales of the Sirius products reach $35,000,000 is not, in fact, triggered by the new Milestone Termination Date, then DUSA has agreed to pay $250,000 to the former Sirius shareholders on a pro rata basis on or before January 6, 2012.
Except for historical information, this report contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to payments from River’s Edge, River’s Edge’s right to terminate the License Amendment and reversion of the licensed interests to DUSA, and payments from the divestiture of Sirius products. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, actions by health regulatory authorities, River’s Edge’s success marketing Nicomide®, reliance on third party manufacturers, the likelihood of third-party interest in the Sirius products, and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2008 and other SEC filings from time to time.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSA PHARMACEUTICALS, INC.
Dated: April 27, 2009	By:	/s/ Robert F. Doman
Robert F. Doman
President and Chief Executive Officer